Exhibit 3.1

COMPANY NO. 1880410

Borqs Technologies, Inc.

(THE “COMPANY”)

NOTICE OF AMENDMENT OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

FROM WRITTEN RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY MADE ON 30 SEPTEMBER 2025

Resolved and approved by the Board, that the Memorandum and Articles of Association of the Company be amended and restated effective from the date of registration by the Registry of Corporate Affairs as follows:

The existing Article 8.1 shall be deleted and be replaced in its entirety and substitution therefor with the new Article 8.1 as follows:

“8.1	Any Director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable. The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its AGM and shall specify the meeting as such in the notices calling it.”

Dated this 6th day of October 2025.

/s/ Zory Nunez
For and on behalf of
Maples Corporate Services (BVI) Limited Registered Agent